EXHIBIT 99

NEWS RELEASE

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	April 21, 2004
Naperville, Illinois 60563 U.S.A.
Tel: +1.630.798.8800
Fax: +1.630.798.2000	MEDIA CONTACT:
www.tellabs.com	Ariana Nikitas
+1.630.798.2532
ariana.nikitas@tellabs.com

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Sales up 19% as Tellabs turns profitable

Naperville, Ill. — Tellabs today reported first-quarter 2004 revenue of $264 million, up 19% from $223 million in the first quarter of 2003.

Tellabs earned 3 cents per share or $13 million in the first quarter of 2004. Excluding restructuring charges of $7 million, Tellabs’ non-GAAP earnings were 5 cents per share or $20 million. Stronger revenues, improved margins and lower expenses contributed to the company’s first profitable quarter in two years.

“Tellabs is off to a good start in 2004, achieving our first profitable quarter in two years,” said Krish A. Prabhu, Tellabs president and chief executive officer. “Looking forward, we see continued strength in our core products while making significant progress with our broadband data products, with nearly 30 customer trials in the works worldwide.”

Transport—Sales of transport systems, the company’s core North American products, totaled $134 million, up 28% from $105 million in the first quarter of 2003. Tellabs continued its position as North American bandwidth management market leader, according to fourth-quarter 2003 data from industry analysts.

Managed Access—Sales of managed access systems were $69 million, down 6% from $74 million in the first quarter of 2003.

Broadband Data—Sales of broadband data products were $4 million. The company announced a new customer, PacketExchange, during the quarter. The company plans to introduce additional products in this category during 2004.

Voice Quality Enhancement—Revenue from voice-quality enhancement and other systems amounted to $25 million, up 186% from $9 million in the first quarter of 2003, driven by demand for wireless as well as higher quality Voice over Internet Protocol (VoIP) telephony.

Services and Solutions—Services and solutions revenue was $32 million, down 11% from $36 million in the first quarter of 2003, due to timing of hardware shipments.

*Note: In 2004, Tellabs revised its product revenue categories to better reflect our business dynamics. A reconciliation of past revenues in the new categories can be found in the “Revenue by Product Group” chart below.

Simultaneous Webcast and Teleconference Replay— Tellabs will host an investor teleconference at 7:30 a.m. Central time today to discuss its first-quarter 2004 results. Internet users can hear a simultaneous webcast of the teleconference at tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9:30 a.m. Central time today, until 9:30 a.m. Central time on Thursday, April 22, at 800-633-8284. (Outside the United States, call 402-977-9140.) When prompted, enter the Tellabs reservation number: 21192232.

Tellabs (NASDAQ: TLAB) delivers technology that transforms the way the world communicates™. Tellabs experts design, develop, deploy and support our solutions for telecom service providers in more than 100 countries. More than two-thirds of telephone calls and Internet sessions in several countries, including the United States, flow through Tellabs equipment. Our product portfolio provides solutions in next-generation optical networking, managed access, carrier-class data, voice quality enhancement and cable telephony. For details, see www.tellabs.com.

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Forward-Looking Statements—This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, availability of resources, customer and competitive response to company offerings, and economic changes impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

Tellabs®,® and Technology that Transforms the Way the World Communicates™ are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

*Revenue by Product Group
[In millions]

	1Q04	1Q03	2Q03	3Q03	4Q03

Transport	$ 133.9	$ 104.5	$ 92.7	$ 105.4	$ 116.8

Managed Access	69.4	73.5	84.7	81.4	96.5

Broadband Data	3.9	-	-	3.6	2.8

Voice Quality	24.9	8.7	17.7	15.5	26.3
Enhancement

Services and	31.7	35.8	39.0	38.6	36.9
Solutions

Total	$ 263.8	$ 222.5	$ 234.1	$ 244.5	$ 279.3

Transport products include the following: Tellabs® 5500, Tellabs® 5300, Tellabs® 5500NGX, Tellabs® 6500, and Tellabs® 7100 systems.

Managed Access products include the following: Tellabs® 2300, Tellabs® 6300 and Tellabs® 8100 systems.

Broadband Data products include the following: Tellabs® 8600 and Tellabs® 8800 systems.

Voice Quality Enhancement products include the following: Tellabs® 3000 series stand alone echo cancellers, integrated echo cancellations solutions plus a small amount of miscellaneous product revenue.

TELLABS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
(In millions, except per-share data)	4/2/04	3/28/03	Change

Net Sales
Product and other	$ 232.1	$ 186.7
Services	31.7	35.8

	263.8	222.5	18.6%
Cost of Sales
Product and other	87.9	98.7
Services	25.4	30.3

	113.3	129.0

Gross Profit	150.5	93.5	61.0%

Gross profit as a percentage of sales	57.1%	42.0%	15.1%

Operating expenses
Selling, general and administrative	57.7	64.7
Research and development	61.9	76.9
Restructuring & other charges	16.2	-
Intangible asset amortization	3.9	2.4

	139.7	144.0	-3.0%

Operating Earnings/(Loss)	10.8	(50.5)

Interest income	6.0	8.7
Interest expense	(0.1)	-
Other	(1.0)	(1.6)

	4.9	7.1

Earnings/(Loss) Before Income Tax	15.7	(43.4)
Income tax (expense)/benefit	(2.3)	0.5

Net Earnings/(Loss)	$ 13.4	($42.9)

Net Earnings/(Loss) Per Share
Basic	$ 0.03	($0.10)

Diluted	$ 0.03	($0.10)

Average number of common shares outstanding - Basic	415.2	412.3

Average number of common shares outstanding - Diluted	420.9	412.3

TELLABS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	4/2/04	1/2/04
(In millions, except share amounts)	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$ 263.3	$ 245.9
Investments in marketable securities	916.9	877.1

	1,180.2	1,123.0
Accounts receivable, net	186.4	196.7
Inventories
Raw materials	8.4	12.5
Work in process	-	4.1
Finished goods	34.0	25.2

	42.4	41.8
Income taxes	9.1	22.7
Miscellaneous receivables and other current assets	73.9	114.6

Total Current Assets	1,492.0	1,498.8

Property, Plant and Equipment	567.9	643.6
Less: accumulated depreciation	268.9	327.8

	299.0	315.8
Goodwill	551.7	552.3
Intangible assets, net	102.1	107.8
Other assets	127.1	132.8

Total Assets	$ 2,571.9	$ 2,607.5

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$ 43.2	$ 47.8
Accrued liabilities	93.1	95.2
Accrued restructuring and other charges	37.0	64.8

Total Current Liabilities	173.3	207.8

Accrued long-term restructuring charges	39.9	44.8
Income taxes	100.0	100.1
Other long-term liabilities	33.7	35.5

Stockholders' Equity
Preferred stock: authorized 5,000,000 shares of $.01 par
value; no shares issued and outstanding	-	-
Common stock: authorized 1,000,000,000 shares of $.01 par
value; 419,041,928 and 417,859,719 shares issued, including
treasury stock	4.2	4.2
Additional paid-in capital	559.1	556.8
Deferred compensation expense	(7.6)	(9.5)
Treasury stock, at cost: 3,250,000 shares	(129.6)	(129.6)
Accumulated other comprehensive income
Cumulative translation adjustment	76.9	94.1
Unrealized net gains on available-for-sale securities	6.6	1.4

Total accumulated other comprehensive income	83.5	95.5
Retained earnings	1,715.4	1,701.9

Total Stockholders' Equity	2,225.0	2,219.3

Total Liabilities and Stockholders' Equity	$ 2,571.9	$ 2,607.5

TELLABS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Three Months Ended
(In millions)	4/2/04	3/28/03

Operating Activities
Net Earnings/(Loss)	$ 13.4	$ (42.9)
Adjustments to reconcile net earnings/(loss) to net cash
provided by operating activities:
Restructuring and other charges	7.0	-
Depreciation and amortization	20.5	31.4
Gain/(loss) on investments and other	5.9	1.2
Net change in assets and liabilities, net of effects from
acquisitions:
Accounts receivable	9.0	62.9
Inventories	(1.1)	0.1
Income tax receivable	11.0	-
Miscellaneous receivables and other current assets	39.5	(13.1)
Long-term assets	-	(5.5)
Accounts payable	(4.2)	(18.1)
Accrued liabilities	(5.6)	4.9
Accrued restructuring and other charges	(15.6)	(24.8)
Income taxes payable	(2.1)	(6.4)
Long-term liabilities	(5.3)	(0.9)

Net Cash Provided by/(Used for) Operating Activities	72.4	(11.2)

Investing Activities
Acquisition of property, plant and equipment, net	(7.4)	2.8
Proceeds from sales and maturities of investments	537.6	650.7
Payments for purchases of investments	(584.5)	(839.0)
Payments for acquisitions, net of cash acquired	-	(13.2)

Net Cash Used for Investing Activities	(54.3)	(198.7)

Financing Activities
Proceeds from issuance of common stock	2.6	0.1

Net Cash Provided by Financing Activities	2.6	0.1
Effect of Exchange Rate Changes on Cash	(3.3)	13.7

Net Increase/(Decrease) in Cash and Cash Equivalents	17.4	(196.1)
Cash and Cash Equivalents at Beginning of Year	245.9	453.5

Cash and Cash Equivalents at End of Period	$ 263.3	$ 257.4

RESULTS OF OPERATIONS

For the first quarter of 2004, we recorded our first quarterly net earnings since the first quarter of 2002. Net earnings for the quarter were $13.4 million or $.03 per share. During January, we ceased our international manufacturing operations, and we began to see the net charges from our restructuring efforts decrease. Excluding charges for the outsourcing, restructurings and other charges, net earnings were $19.7 million or $.05 per share.

Quarter Ended April 2, 2004 Compared with the Quarter Ended March 28, 2003

Net earnings for the current quarter were $13.4 million or $.03 per share compared with a net loss of $42.9 million or $.10 per share in the first quarter of 2003. The $56.3 million net earnings improvement from the comparable quarter of last year was due to a $41.3 million increase in revenue from the prior year’s equivalent quarter, driven primarily by increased revenue from our transport products and voice quality enhancement products; an increase in gross margins from 42.0% to 57.1%, due to a more favorable product mix and the reversal of $9.2 million of inventory related charges; and a decrease in operating expenses to $139.7 million from $144.0 million, which included $16.2 million of restructuring and other charges during the quarter. Excluding restructuring, inventory related and other charges, net earnings were $19.7 million or $.05 per share in the first quarter of 2004 compared to a loss of $42.9 million or $.10 per share in the first quarter of 2003.

Revenue

Total revenue in the first quarter of 2004 increased $41.3 million to $263.8 million from $222.5 million in 2003. The majority of the increase occurred in North America as a result of higher orders from wireless customers. Revenue within North America for the first quarter of 2004 was $172.9 million, or 65% of revenue, compared with $144.0 million, or 65% of total revenue, in the first quarter of 2003. International revenue amounted to $90.9 million, or 35% of total revenue, compared with $78.5 million, or 35% of total revenue, in the first quarter of 2003.

Revenue from transport products was $133.9 million in the first quarter of 2004, compared with $104.5 million in the first quarter of 2003. Revenue from these products increased $29.4 million or 28.1% primarily due to an increase in revenue from our Tellabs® 5500 systems.

Revenue from managed access products was $69.4 million in the first quarter of 2004, compared with $73.5 million in the first quarter of 2003, driven by lower sales of Tellabs® 2300 system.

Revenue from voice quality enhancement products was $24.9 million in the first quarter of 2004, compared with $8.7 million in the first quarter of 2003. The $16.2 million increase, or more than doubling of revenue, was driven by demand from wireless customers as well as demand for higher quality Voice over Internet Protocol telephony products.

Revenue from broadband data products was $3.9 million in the first quarter of 2004 with no sales in the first quarter of 2003. These sales came from Tellabs® 8800 system.

Total service and solutions revenue was $31.7 million in the first quarter of 2004 compared with $35.8 million in the first quarter of 2003. The decrease in revenue was due to timing of hardware shipments.

Gross Profit

Total gross profit for the quarter was $150.5 million or 57.1% of revenue, compared with $93.5 million or 42.0% of revenue for the first quarter of 2003. The increase was primarily due to a favorable product mix and the reversal of $9.2 million in inventory-related charges in the first quarter of 2004. Excluding the inventory-related charge reversal, gross profit improved to $141.3 million, or 53.6% of revenue, from $93.5 million, or 42.0% of revenue in 2003.

Operating Expenses

Operating expenses for the first quarter of $139.7 million decreased $4.3 million from $144.0 million in the first quarter of 2003. The decrease was due to spending efficiencies, partially offset by an additional $16.2 million in restructuring and other charges recorded during the first quarter of 2004 and an increase of $5.3 million caused by the impact of foreign exchange rate changes. Excluding the restructuring charges, operating expenses decreased $20.5 million or 14.2% to $123.5 million in the first quarter of 2004 from $144.0 million in the first quarter of 2003.

Effective Tax Rate

The effective tax rate for the first quarter was a provision of 14.6% compared with a benefit of 1.2% in the first quarter of 2003. The tax rate for the first quarter 2004 reflects a tax benefit from the utilization of domestic net operating loss carryforwards and a tax provision on income from international operations. The tax rate for the first quarter of 2003 reflects the absence of a tax benefit for operating losses incurred primarily in the United States and a small tax benefit from our international operations.

Financial Condition, Liquidity and Capital Resources

Our principal source of liquidity remained our cash and cash equivalents and investments in marketable securities, which increased by $57.2 million during the first quarter of 2004. The increase was due primarily to increased collections on accounts receivable, payments from our international outsourcer for inventory and fixed assets purchased as part of the outsourcing project and a U.S. tax refund.

TELLABS, INC.
NON-GAAP RESULTS OF OPERATIONS (1)
(Unaudited)

	Three Months Ended
(In millions, except per-share data)	4/2/04	3/28/03	Change

Net Sales
Product and other	$ 232.1	$ 186.7
Services	31.7	35.8

	263.8	222.5	18.6%
Cost of Sales
Product and other	97.1	98.7
Services	25.4	30.3

	122.5	129.0

Gross Profit	141.3	93.5	51.1%

Gross profit as a percentage of sales	53.6%	42.0%	11.6%

Operating expenses
Selling, general and administrative	57.7	64.7
Research and development	61.9	76.9
Restructuring & other charges	-	-
Intangible asset amortization	3.9	2.4

	123.5	144.0	-14.2%

Operating Earnings/(Loss)	17.8	(50.5)

Interest income	6.0	8.7
Interest expense	(0.1)	-
Other	(1.0)	(1.6)

	4.9	7.1

Earnings/(Loss) Before Income Tax	22.7	(43.4)
Income tax (expense)/benefit	(3.0)	0.5

Net Earnings/(Loss)	$ 19.7	($42.9)

Net Earnings/(Loss) Per Share
Basic	$ 0.05	($0.10)

Diluted	$ 0.05	($0.10)

Average number of common shares outstanding - Basic	415.2	412.3

Average number of common shares outstanding - Diluted	420.9	412.3

(1) In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP results of operations as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP results of operations eliminate certain items of expenses and losses from cost of goods sold, operating expenses and other income and expenses. The Company's management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company's core business as an indicator of future operational and financial performance. The Company's management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.'s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.'s results of operations, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP results of operations.

TELLABS, INC.
RECONCILIATION OF NON-GAAP ADJUSTMENTS
(Amounts in millions, except per-share data)
(Unaudited

	Three Months Ended 04/02/04 (a)
	As Reported	Adjustments	Non-GAAP

Cost of Goods Sold	113.3	9.2	122.5

Gross Profit	150.5	(9.2)	141.3

Total Operating Expenses	139.7	(16.2)	123.5

Income Tax (Expense)/Benefit	(2.3)	(0.7)	(3.0)

Net Earnings/(Loss)	13.4	6.3	19.7

Net Earnings/(Loss) Per Share	$ 0.03	$ 0.02	$ 0.05

	Three Months Ended 03/28/03
	As Reported	Adjustments	Non-GAAP

Cost of Goods Sold	129.0	-	129.0

Gross Profit	93.5	-	93.5

Total Operating Expenses	144.0	-	144.0

Income Tax (Expense)/Benefit	0.5	-	0.5

Net Earnings/(Loss)	(42.9)	-	(42.9)

Net Earnings/(Loss) Per Share	$ (0.10)	$ -	$ (0.10)

(a)	The $9.2 million credit to Cost of Goods Sold reflects $2.8 million in costs associated with the outsourcing of Finland manufacturing operations, offset by a $12.0 million reversal of a prior accrual for excess purchase commitments due to a favorable settlement. Charges for Finland manufacturing outsourcing were $2.3 million for inventory adjustments and $0.5 million for transition costs.

The $16.2 million charge within Operating Expenses represents $4.1 million for severance payments, $12.6 million for the write-down of assets disposed of or held for sale, $1.4 million for facilities consolidation expenses, and $2.4 million for other obligations, partially offset by a $4.3 million reversal of previously recorded expense relating to estimated salvage value on fixed asset disposals.